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                                                                     EXHIBIT 4.4


                          SECURITIES PURCHASE AGREEMENT



         Securities Purchase Agreement dated as of November 7, 2000 ("Agreement") by and between Advanced Optics Electronics, Inc., a Nevada corporation, with principal executive offices located at Suite 5, 8301 Washington NE, Albuquerque, New Mexico 87113 (the "Company"), and Triton Private Equities Fund, L.P. ("Buyer").

         WHEREAS, the Company and Buyer are parties to a Securities Purchase Agreement dated as of March 8, 2000 (the "March Agreement") pursuant to which, among other things, the Company issued and sold to Buyer, and Buyer purchased from the Company, Three Hundred and Fifty (350) shares of the Company's Series A Convertible Preferred Stock, $.001 par value per share ("Preferred Stock"), and a warrant (the "March Warrant") to purchase up to Thirty-Five Thousand (35,000) shares of the Company's Common Stock, $0.001 par value per share ("Common Stock");

         WHEREAS, the Company and Buyer are parties to a Supplemental Agreement dated August 7, 2000 (the "August Agreement") pursuant to which, among other things, the Company issued and sold to Buyer, and Buyer purchased from the Company, One Hundred and Two (102) shares of Preferred Stock (collectively with the shares of Preferred Stock covered by the immediately preceding WHEREAS clause, the "Subject Preferred Shares") and a warrant (the "August Warrant") to purchase up to Ten Thousand Two Hundred (10,200) shares of Common Stock;

         WHEREAS, the Company and Buyer desire to amend the August Agreement and the Registration Rights Agreement (as such term is defined in the March Agreement) on the terms and conditions hereinafter set forth;

         WHEREAS, Buyer desires to purchase from the Company, and the Company desires to issue and sell to Buyer, upon the terms and subject to the conditions of this Agreement, the 7 1/2% Convertible Debenture of the Company in the aggregate principal amount of Four Hundred Seventy-One Thousand Five Hundred Nineteen Dollars ($471,519), in the form attached hereto as Exhibit A (the "Debenture");

         WHEREAS, Buyer desires to purchase from the Company, and the Company desires to issue and sell to Buyer, upon the terms and subject to the conditions of this Agreement, the Supplemental Debenture (as such term is hereinafter defined) and Supplemental Warrant (as such term is hereinafter defined); and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.       PURCHASE AND SALE OF DEBENTURE

         A. TRANSACTION. Buyer hereby agrees to purchase from the Company, and the Company has offered and hereby agrees to issue and sell to Buyer in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Debenture.

         B. FORM OF PAYMENT. Simultaneously with the execution of this Agreement, Buyer, in consideration for the Debenture, shall deliver and surrender to the Company the Subject Preferred Shares. Simultaneously with the execution of this Agreement, the Company, in consideration for the Subject Preferred Shares, shall (i) deliver the Debenture (which shall have been duly authorized, issued and executed I/N/O Buyer) to Buyer and (ii) upon its receipt of the Subject Preferred Shares from Buyer, retire, cancel and otherwise extinguish the Subject Preferred Shares.

II.      BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to and covenants and agrees with the Company as follows:

         A. Buyer is purchasing the Debenture, the Common Stock, if any, issuable in payment of interest on the Debenture (the "Interest Shares"), the Common Stock issuable upon conversion of the Debenture (the

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"Conversion Shares" and, collectively with the Debenture and the Interest
Shares, the "Securities") and the Supplemental Securities (as such term is hereinafter defined) for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

         B. Buyer is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities and the Supplemental Securities and (iv) able to afford the loss of its investment in the Securities and the Supplemental Securities.

         C. Buyer understands that the Securities and the Supplemental Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Company is relying upon the accuracy of, and Buyer's compliance with, Buyer's representations, warranties and covenants set forth in this Agreement to determine the availability of such exemption and the eligibility of Buyer to purchase the Securities and the Supplemental Securities.

         D. Buyer understands that the Securities and the Supplemental Securities have not been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any state securities commission.

         E. This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

         F. Neither Buyer nor its affiliates nor any person acting on its or their behalf (i) has the intention of entering into, or will enter into, any put option, short position or other similar instrument or position with respect to the Common Stock while the Debenture or Supplemental Debenture is outstanding and (ii) will use at any time shares of Common Stock acquired pursuant to the Debenture or the Supplemental Debenture to settle any put option, short position or other similar instrument or position that may have been entered into prior to the execution of this Agreement.

III.     THE COMPANY'S REPRESENTATIONS

         The Company represents and warrants to Buyer that:

         A. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect (as such term is hereinafter defined). As used in this Agreement, the term "Material Adverse Effect" means any material adverse effect on the operations, properties or financial condition of the Company taken as a whole. The Common Stock is eligible to trade and is listed for trading on the OTC Bulletin Board service of the National Association of Securities Dealers, Inc. ("OTCBB"). The Company has received no notice, either written or oral, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing, and the Company does not reasonably anticipate that the Common Stock will be delisted from the OTCBB for the foreseeable future. The Company has complied or will timely comply with all requirements of the National Association of Securities Dealers and the OTCBB with respect to the issuance of the March Warrant, August Warrant, shares of Common Stock underlying the March Warrant and August Warrant (collectively, the "Other Securities"), Supplemental Securities and Securities.

         B. AUTHORIZATION; ENFORCEMENT. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, and to issue and sell the Debenture, Supplemental





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Debenture and Supplemental Warrant in accordance with the terms hereof, (ii) the execution, delivery and performance of the Company's obligations under this Agreement, the March Agreement, the August Agreement, the March Warrant, the August Warrant, the Debenture, the Supplemental Debenture, the Supplemental Warrant and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders is required, (iii) this Agreement, the March Agreement, the August Agreement, the March Warrant, the August Warrant, the Registration Rights Agreement and the Debenture have been, and on the Supplemental Closing Date (as such term is hereinafter defined), the Supplemental Debenture and the Supplemental Warrant will have been, duly and validly authorized, executed and delivered by the Company and (iv) this Agreement, the March Agreement, the August Agreement, the Registration Rights Agreement, the March Warrant, the August Warrant, the shares of Common Stock underlying the March Warrant (when issued), the shares of Common Stock underlying the August Warrant (when issued), the Debenture, the Conversion Shares (when issued), the Interest Shares (when issued) and the Supplemental Securities (when issued) constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting, generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application. The Company (and its legal counsel) has examined this Agreement and is satisfied in its sole discretion that this Agreement is in accordance with Regulation D under the Securities Act and is effective to accomplish the purposes set forth herein and therein.

         C. CAPITALIZATION. The current capitalization of the Company is as reflected in the Company's most recent periodic report filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has no other authorized class of capital stock not reflected therein. All of the Company's outstanding shares of capital stock have been validly issued and are fully paid and nonassessable. None of the shares of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances. Except as disclosed in writing to Buyer, as of the Closing Date and the Supplemental Closing Date, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries,
(ii) there are no outstanding debt securities of the Company (except as provided for herein) and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except as provided herein and in the Registration Rights Agreement).

         D. ISSUANCE OF SECURITIES. The Debenture, March Warrant, August Warrant, Supplemental Debenture, Supplemental Warrant and the shares of Common Stock underlying such securities are all duly authorized and, if unissued, reserved for issuance, and if issued, are, and if unissued, upon issuance shall be, validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and, if issued, are not, and, if unissued, will not be, subject to preemptive rights or other similar rights of stockholders of the Company.

         E. ACKNOWLEDGMENT REGARDING BUYER'S PURCHASE. The Company acknowledges and agrees that Buyer is not acting as financial advisor to or fiduciary of the Company (or in any similar capacity with respect to this Agreement, the March Agreement or the August Agreement or the transactions contemplated hereby or thereby), that this Agreement, the March Agreement, the August Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and the relationship between Buyer and the Company, are and will be considered "arms-length" notwithstanding any other or prior agreements or nexus between Buyer and the Company, whether or not disclosed, and that any statement made by Buyer, or any of its representatives or agents, in connection with this Agreement, the March Agreement, the August Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby is not advice or a recommendation, is merely incidental to Buyer's purchase of the Securities, Other Securities and Supplemental Securities and has not been relied upon in any way by the Company, its officers or directors. The Company further represents to Buyer that the Company's decision to enter into this Agreement, the March Agreement,





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the August Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby have been based solely upon an independent evaluation by the Company, its officers and directors.

         F. NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances which would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the Securities Act and specifically in accordance with the provisions of Regulation D under the Securities Act. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act.

         G. NO CONFLICTS. The execution, delivery and performance of this Agreement, the March Agreement, the August Agreement and the Registration Rights Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (i) has not resulted and will not result in a violation of the Company's Articles of Incorporation or Bylaws, in each case as amended to the Supplemental Closing Date, (ii) has not conflicted or will not conflict with, or has not constituted or will not constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or (iii) has not resulted or will not result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its subsidiaries is in violation of its organizational documents, and neither the Company nor any of its subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, except for possible defaults or rights as would not, in the aggregate or individually, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted so long as Buyer owns any of the Company's securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which neither singly nor in the aggregate would have a Material Adverse Effect. Except as specifically contemplated by this Agreement, the March Agreement, the August Agreement and the Registration Rights Agreement, and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the March Agreement, the August Agreement, the Registration Rights Agreement, the Securities, the Other Securities or the Supplemental Securities in accordance with the terms hereof and thereof.

         H. SEC DOCUMENTS; FINANCIAL STATEMENTS. Since at least December 31, 1998, the Company has timely filed all reports, schedules, forms, statements and other documents to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Supplemental Closing Date and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the "Commission Filings"). As of their respective dates, the Commission Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Commission Filings, and none of the Commission Filings, at the time of filing with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they






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may exclude footnotes or may be condensed or summary statements) and fairly presented in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to Buyer contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Except as set forth in the financial statements of the Company included in the Commission Filings, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clause (i) and (ii) next above which, individually or in the aggregate, would not have a Material Adverse Effect. The Commission Filings contain a complete and accurate list of all written and oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is subject which are required by the rules and regulations promulgated by the Commission to be so listed (each a "Contract"). None of the Company, its subsidiaries or, to the best of the Company's knowledge, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation would, or with the lapse of time, the giving of notice, or both, have a Material Adverse Effect.

         I. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Commission Filings, since at least January 1, 1999, there has been no material adverse change and no material adverse development in the business, properties, operation, financial condition, results of operations or prospects of the Company. The Company has not taken any steps, and does not currently have any reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings. The Company shall, at least until Buyer no longer holds any of the Company's securities, maintain its corporate existence in good standing and shall pay all taxes when due except for taxes it reasonably disputes.

         J. ABSENCE OF LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement, the March Agreement, the August Agreement, the Registration Rights Agreement or any of the documents contemplated herein or therein.

         K. FOREIGN CORRUPT PRACTICES. Neither the Company or any of its subsidiaries, nor any officer, director or other person acting on behalf of the Company or any subsidiary has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         L. BROKERS; NO GENERAL SOLICITATION. The Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement, the March Agreement, the August Agreement and the transactions contemplated hereby and thereby, other than to Corporate Capital Management, L.L.C. The Company and Buyer both acknowledge that no other broker or finder was involved with respect to the transactions contemplated hereby or by the March Agreement or August Agreement, other than Corporate Capital Management, L.L.C. Neither the Company nor any distributor participating on the Company's behalf in the transactions contemplated hereby or by the March Agreement or August Agreement nor any person acting for the Company, or any such distributor, has conducted any "general solicitation," as described in Rule 502(c) of Regulation D under the Securities Act, with respect to the Other Securities, Securities and Supplemental Securities. The Company has agreed to compensate Corporate Capital Management, L.L.C., with a cash payment and certain warrants in accordance with the Company's separate agreement with Corporate Capital Management, L.L.C.




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         M. ACKNOWLEDGMENT OF DILUTION. The Conversion Shares, Interest Shares
and shares of Common Stock underlying the March Warrant, August Warrant, Supplemental Debenture and Supplemental Warrant may increase substantially in certain circumstances, including the circumstance wherein the trading price of the Common Stock declines. The Company's executive officers and directors have studied and fully understand the nature of the securities sold hereunder and under the March Agreement and August Agreement and recognize they have a potential dilutive effect. The Board of Directors of the Company has concluded in its good faith business judgment that such issuances are in the best interests of the Company. The Company acknowledges that its obligation to issue Conversion Shares, Interest Shares and shares of Common Stock underlying the March Warrant, August Warrant, Supplemental Debenture and Supplemental Warrant is binding upon it and enforceable regardless of the dilution that such issuance may have on the ownership interests of other stockholders.

         N. ELIGIBILITY TO FILE REGISTRATION STATEMENT. The Company is currently eligible to file a registration statement with the Commission either on Form SB-1 or Form SB-2 under the Securities Act.

         O. INTEREST. The timely payment of interest on the Debenture or the Supplemental Debenture is not prohibited by the Articles of Incorporation or By-Laws of the Company, in each case as amended to the Supplemental Closing Date, or any agreement, Contract, document or other undertaking to which the Company or any of its subsidiaries is a party.

         P. NO MISREPRESENTATION. Other than with respect to the due authorization and valid issuance of the Subject Preferred Shares, no representation or warranty of the Company contained in this Agreement, the March Agreement, the August Agreement or the Registration Rights Agreement, any schedule, annex or exhibit hereto or thereto or any agreement, instrument or certificate furnished by the Company to Buyer pursuant to this Agreement, the March Agreement, the August Agreement or the Registration Rights Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

IV.      CERTAIN COVENANTS AND ACKNOWLEDGMENTS

         A. RESTRICTIVE LEGEND. Buyer acknowledges and agrees that, upon issuance pursuant to this Agreement, the Securities and Supplemental Securities shall have endorsed thereon a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the shares of Common Stock underlying the Debenture, the Supplemental Debenture and the Supplemental Warrant until such legend has been removed):

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS."

         B. FILINGS. The Company shall make all necessary Commission filings and "blue sky" filings required to be made by the Company in connection with the sale of the Securities and Supplemental Securities to Buyer as required by all applicable laws, and shall provide a copy thereof to Buyer promptly after such filing.

         C. REPORTING STATUS. So long as Buyer beneficially owns any of the Other Securities, Securities or Supplemental Securities, the Company shall timely file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.




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         D. LISTING. Except to the extent the Company lists its Common Stock on
The New York Stock Exchange, The American Stock Exchange or The Nasdaq Stock Market, the Company shall use its best efforts to maintain its listing of the Common Stock on OTCBB. If the Common Stock is delisted from OTCBB, the Company will use its best efforts to list the Common Stock on the most liquid national securities exchange or quotation system that the Common Stock is qualified to be listed on.

         E. RESERVED SHARES. The Company at all times from and after the date hereof shall have authorized, and reserved for the purpose of issuance, at least 15,000,000 shares of Common Stock, but in any case a sufficient number of shares of Common Stock to provide for the conversion in full of, and the payment of interest on, the Debenture and the Supplemental Debenture, and the exercise in full of the March Warrant, August Warrant and the Supplemental Warrant.

         F. EXEMPTION FROM INVESTMENT COMPANY ACT. The Company shall conduct its business, and shall cause its subsidiaries to conduct their businesses, in such a manner that neither the Company nor any such subsidiary shall become an "investment company" within the meaning of the Investment Company Act.

         G. ACCOUNTING AND RESERVES. The Company shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with GAAP applied on consistent basis through all periods, and shall set aside on such books for each fiscal year all such reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

         H. TRANSACTIONS WITH AFFILIATES. Neither the Company nor any of its subsidiaries shall, directly or indirectly, enter into any transaction or agreement with any stockholder, officer, director or affiliate of the Company or family member of any officer, director or affiliate of the Company, unless the transaction or agreement is (i) reviewed and approved by a majority of Disinterested Directors (as such term is hereinafter defined) and (ii) on terms no less favorable to the Company or the applicable subsidiary than those obtainable from a non-affiliated person. A "Disinterested Director" shall mean a director of the Company who is not and has not been an officer or employee of the Company and who is not a member of the family of, controlled by or under common control with, any such officer or employee.

         I. CERTAIN RESTRICTIONS. So long as the Debenture or the Supplemental Debenture is outstanding, no dividends shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any capital stock of the Company, nor shall any capital stock of the Company be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Company or any subsidiary of the Company), for any consideration by the Company, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock.

         J. NON-DISCLOSURE OF NON-PUBLIC INFORMATION.

                   1. The Company shall in no event disclose non-public information to Buyer or advisors to or representatives of Buyer unless prior to such disclosure of information the Company marks such information as "non-public information-confidential" and provides Buyer and such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require Buyer and its advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and Buyer.

                   2. Nothing herein shall require the Company to disclose non-public information to Buyer and its advisors or representatives, and the Company represents that it does not disseminate non-public information to investors who purchase stock in the Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of Buyer and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not





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

requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the registration statement to be filed pursuant to the Registration Rights Agreement, would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Nothing herein shall be construed to mean that such persons or entities other than Buyer (without the written consent of Buyer prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that, based upon such due diligence by such persons or entities, that the aforesaid registration statement contains an untrue statement of a material fact or omits a material fact required to be stated in such registration statement or necessary to make the statement contained therein, in light of the circumstances in which they were made, not misleading.

V.       TRANSFER AGENT INSTRUCTIONS

         A. The Company undertakes and agrees that no instruction other than the instructions referred to in this Article V and customary stop transfer instructions prior to the registration and sale of the Common Stock pursuant to an effective Securities Act registration statement shall be given to its transfer agent for the Common Stock and that the shares of Common Stock underlying the March Warrant, August Warrant, Debenture, Supplemental Debenture and Supplemental Warrant shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing contained in this
Section V.A. shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of such Common Stock. If, at any time, Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of the resale by Buyer of such Common Stock is not required under the Securities Act and that the removal of restrictive legends is permitted under applicable law, the Company shall permit the transfer of such Common Stock and promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without any restrictive legends endorsed thereon.

         B. Buyer shall have the right to convert the Debenture and Supplemental Debenture by telecopying an executed and completed conversion notice ("Conversion Notice") in the form provided for in the Debenture and the Supplemental Debenture to the Company. Each date on which a Conversion Notice is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as such term is defined in the Debenture and Supplemental Debenture). The Company shall transmit the certificates evidencing the shares of Common Stock issuable upon conversion of the Debenture or Supplemental Debenture (together with a new debenture, if any, representing the principal amount of the Debenture or Supplemental Debenture not being so converted) to Buyer via express courier, by electronic transfer or otherwise, within three (3) business days after receipt by the Company of the Conversion Notice (the "Delivery Date"). Within thirty (30) days after Buyer delivers the Conversion Notice to the Company, Buyer shall deliver to the Company the Debenture or Supplemental Debenture being converted.

         C. Buyer shall have the right to purchase shares of Common Stock pursuant to exercise of the March Warrant, August Warrant or Supplemental Warrant in accordance with their respective terms. The last date that the Company may deliver shares of Common Stock issuable upon any exercise of any such warrant is hereinafter referred to as the "Warrant Delivery Date."

         D. The Company understands that a delay in the issuance of the shares of Common Stock issuable in lieu of cash interest on the Debenture or Supplemental Debenture, or upon the conversion of the Debenture or Supplemental Debenture, or exercise of the March Warrant, August Warrant or Supplemental Warrant beyond the applicable interest payment due date, Delivery Date or Warrant Delivery Date could result in economic loss to Buyer. As compensation to Buyer for such loss (and not as a penalty), the Company agrees to pay to Buyer for late issuance of Common Stock issuable in lieu of cash interest on the Debenture or Supplemental Debenture, or upon conversion of the Debenture or Supplemental Debenture, or exercise of the March Warrant, August Warrant or Supplemental Warrant in accordance with the following schedule (where "No. Business Days" is defined as the number of business days beyond three (3) days from such interest payment due date, Delivery Date or Warrant Delivery Date, as applicable):

No. Business Days                                           Compensation For Each 50 Shares of Common Stock
                                                            Issuable In Payment of Interest on or Conversion of
                                                            the Debenture or Supplemental Debenture or Upon
                                                            Exercise of the March Warrant, August Warrant or
                                                            Supplemental Warrant Not Issued Timely
1                                                           $2.50
2                                                           5.00
3                                                           7.50
4                                                           10.00
5                                                           12.50
6                                                           15.00
7                                                           17.50
8                                                           20.00
9                                                           22.50
10                                                          25.00
more than 10                                                $25.00 + $10.00 for each business day late beyond 10
                                                            days


The Company shall pay to Buyer the compensation described above by the transfer of immediately available funds upon Buyer's demand. Nothing herein shall limit Buyer's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to Buyer. In addition to any other remedies which may be available to Buyer, in the event the Company fails for any reason to deliver such shares of Common Stock within three (3) business days after the relevant interest payment due date, Delivery Date or Warrant Delivery Date, as applicable, Buyer shall be entitled to rescind the relevant Conversion Notice or exercise of the March Warrant, August Warrant or Supplemental Warrant by delivering a notice to such effect to the Company whereupon the Company and Buyer shall each be restored to their respective original positions immediately prior to delivery of such Conversion Notice or exercise on delivery.

VI.      CLOSING DATE

         The date and time (the "Closing Date") of the issuance and sale of the Debenture (the "Closing") shall be the date hereof or such other date as shall be mutually agreed upon in writing. The issuance and sale of the Debenture shall occur on the Closing Date at the offices of the Herrick, Feinstein LLP, 2 Park Avenue, New York, New York, counsel to Buyer.

VII.     CONDITIONS TO THE COMPANY'S OBLIGATIONS

         Buyer understands that the Company's obligation to sell the Debenture on the Closing Date to Buyer pursuant to this Agreement is conditioned upon:

         A. Delivery by Buyer to the Company of the Subject Preferred Shares;

         B. The accuracy on the Closing Date of the representations and warranties of Buyer contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Buyer in all material respects on or before the Closing Date of all covenants and agreements of Buyer required to be performed by it pursuant to this Agreement on or before the Closing Date and

         C. There shall not be in effect any law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

VIII.    CONDITIONS TO BUYER'S OBLIGATIONS

         The Company understands that Buyer's obligation to purchase the Debenture on the Closing Date pursuant to this Agreement is conditioned upon:

         A. Delivery by the Company to Buyer of the Debenture (which shall have been duly authorized, issued and executed I/N/O Buyer);

         B. The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confirmed to Buyer by delivery of the certificate of the chief executive officer of the Company to that effect;

         C. Buyer having received an opinion of counsel for the Company, dated the Closing Date, in form, scope and substance reasonably satisfactory to Buyer as to the matters set forth in Annex A;

         D. There not having occurred (i) any general suspension of trading in, or limitation on prices listed for, the Common Stock on the OTCBB, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, protectorates or possessions or (iv) in the case of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof;

         E. There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

         F. The Company shall have delivered to Buyer reimbursement of Buyer's reasonable out-of-pocket costs and expenses, whether or not accounted for or incurred in connection with the transactions contemplated by this Agreement (including the fees and disbursements of Buyer's legal counsel);

         G. There shall not be in effect any law, order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

         H. The Company shall have obtained all consents, approvals or waivers from governmental authorities and third persons necessary for the execution, delivery and performance of this Agreement, the Debenture, the Supplemental Debenture, the March Warrant, the August Warrant, the Supplemental Warrant and the Registration Rights Agreement and the transactions contemplated hereby and thereby, all without material cost to the Company and

         I. Buyer shall have received such additional documents, certificates, payment, assignments, transfers and other deliveries as it or its legal counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

IX.      AMENDMENT OF AUGUST AGREEMENT

         Sections 2, 3, 4, 5, 6 and 8 of the August Agreement are hereby deleted in their entirety.

X.       AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

The Registration Rights Agreement is hereby amended to (i) expressly include the shares of Common Stock underlying the August Warrant, Debenture, Supplemental Debenture and Supplemental Warrant within the definition of the term "Registrable Securities" and (ii) change the number contained in clause (x) of the proviso to the definition of the term "Registrable Securities" from 1,250,000 to 10,000,000. Notwithstanding the terms and provisions of the Registration Rights Agreement to the contrary, the (i) Company shall, within thirty (30) days after the date of this Agreement, file with the Commission the Registration Statement (as such term is defined in the Registration Rights Agreement) covering all of the Registrable Securities and (ii) term "Effectiveness Date" (as such term is defined in the Registration Rights Agreement) shall hereinafter mean the one hundred and twentieth (120th) day following the date of this Agreement.

XI.      SUPPLEMENTAL SECURITIES

         If the (i) Company shall have timely filed the Registration Statement in accordance with Article X, (ii) Registration Statement is declared effective on or before the Effectiveness Date, (iii) Company is otherwise in compliance with the covenants contained in this Agreement, the March Agreement, the August Agreement and the Registration Rights Agreement on the Effectiveness Date and
(iv) representations and warranties set forth in this Agreement are true and correct on the Effectiveness Date, then, as of the Effectiveness Date, the Company shall have the obligation to sell to Buyer, and Buyer shall have the obligation to purchase from the Company, in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, the Supplemental Debenture and Supplemental Warrant for an aggregate purchase price (the "Supplemental Purchase Price") equal to Two Hundred Thousand Dollars ($200,000). On the Effectiveness Date, if true, the Company shall send a written notice (the "Notice") to Buyer certifying that the conditions set forth above in clauses (i) through (iv) of this Article XI have been satisfied and specifying the date (the "Supplemental Closing Date") on which the closing for the purchase and sale of the Supplemental Debenture and Supplemental Warrant shall occur, which date shall in no event be earlier than the tenth (10th) day after the delivery of the Notice to Buyer. On the Supplemental Closing Date, (i) Buyer shall, subject to its receipt of the documents contemplated by clauses (ii)(A) through (ii)(C) below of this Article XI, pay the Supplemental Purchase Price by wire transfer of immediately available funds to the Company's account set forth on Schedule I attached hereto and (ii) the Company shall deliver to Buyer (A) the Supplemental Debenture (which shall have been duly authorized, issued and executed I/N/O Buyer), (B) the Supplemental Warrant, which shall have been duly authorized and validly issued, and shall be fully paid and non-assessable and
(C) a certificate executed by an executive officer of the Company stating that the representations and warranties set forth in this Agreement are true and correct on the Supplemental Closing Date. For purposes of this Agreement, the term "Supplemental Debenture" means a convertible debenture issued by the Company (x) in the aggregate principal amount of Two Hundred Thousand Dollars ($200,000), (y) which provides for a maturity date occurring on the third (3rd) anniversary of the Supplemental Closing Date and (z) which otherwise contains terms and conditions identical to those contained in the Debenture. For purposes of this Agreement, the term "Supplemental Warrant" means a warrant issued by the Company which (x) provides for the purchase of up to Twenty Thousand (20,000) shares of Common Stock at an exercise price equal to one hundred and ten percent (110%) of the closing bid price for the Common Stock on the date of this Agreement, (y) provides for an expiration date occurring on the fifth (5th) anniversary of the Supplemental Closing Date and (z) otherwise contains terms and conditions identical to those contained in the August Warrant. For purposes of this Agreement, the term "Supplemental Securities" means the Supplemental Debenture, Supplemental Warrant and shares of Common Stock underlying the Supplemental Debenture and Supplemental Warrant.

XII.     SURVIVAL

         The representations, warranties and covenants made by each of the Company and Buyer in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

XIII.    GOVERNING LAW

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state.

XIV.     SUBMISSION TO JURISDICTION

         Each of the parties hereto consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and the other documents, instruments and agreements referred to herein. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by registered or certified mail (return receipt requested), postage prepaid, at its address specified in Article XX. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

XV.      WAIVER OF JURY TRIAL

         TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND OTHER DOCUMENTS. EACH PARTY HERETO (I) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

XVI.     COUNTERPARTS; EXECUTION

         This Agreement may be executed in two (2) counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on both parties hereto.

XVII.    HEADINGS

         The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

XVIII.   SEVERABILITY

         In the event any one or more of the provisions contained in this Agreement or in the other documents, instruments and agreements referred to herein should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

XIX.     ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

         A. The terms and conditions of Sections 4, 5, 7 and 8 of the March Agreement are hereby incorporated by reference as if fully set forth herein and the Securities and the Supplemental Securities shall be deemed to be Securities for all purposes of such Sections of the March Agreement. In the event of a conflict between the terms and conditions contained herein and in the March Agreement or August Agreement, this Agreement shall govern and prevail in all respects.

         B. This Agreement and the other documents, instruments and agreements referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

XVII.    NOTICES

         Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

         A.       if to the Company, to:

                           Advanced Optics Electronics, Inc.
                           8301 Washington NE,
                           Suite 5
                           Albuquerque, New Mexico 87113
                           Attention:       Leslie S. Robins
                           Telecopier:      505.858.1871
                           Telephone:       505.797.7878

         with a copy to:

                           Kirkpatrick & Lockhart LLP
                           9100 Wilshire Boulevard
                           Beverly Hills, California  90212
                           Attention:       Leib Orlanski
                           Telecopier:      310.274.8293
                           Telephone:       310.273.1870

         B.       if to Buyer, to:

                           Triton Private Equities Fund, L.P.
                           c/o Triton Capital Management, L.L.C.
                           225 North Market
                           Wichita, Kansas 67202
                           Attention:       John Tausche
                           Telecopier:      316.262.6801 or 316.267.0204
                           Telephone:       316.267.9227

         with a copy to:

                           David S. Hamilton
                           5699 Kanan Road #251
                           Agoura Hills, California 91301
                           Telecopier:      818.879.5449
                           Telephone:       818.735.0050

The Company or Buyer may change the foregoing address by notice given pursuant to this Article XX.

XVIII.   ASSIGNMENT

         This Agreement shall not be assignable by either of the parties hereto prior to the Closing without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void; provided, however, that Buyer may assign its rights and obligations hereunder, in whole or in part, to any affiliate of Buyer.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK.

                          NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed and delivered as of the date first above written.



                                  Advanced Optics Electronics, Inc.





                                  By:  /s/ LESLIE S. ROBINS
                                      ---------------------------------
                                      Name:  Leslie S. Robins
                                      Title: Executive Vice President





                                  Triton Private Equities Fund, L.P.





                                  By:  /s/ JOHN TAUSCHE
                                      ---------------------------------
                                      Name:  John Tausche
                                      Title: Managing Member

                                    EXHIBIT A
                                    DEBENTURE



THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.



                          7 1/2% CONVERTIBLE DEBENTURE

                              DUE __________, 2003



$__________                                                   ___________, 2000



No. 1



                   Advanced Optics Electronics, Inc., a Nevada corporation with principal executive offices located at Suite 5, 8301 Washington NE, Albuquerque, New Mexico 87113 (the "COMPANY"), for value received, hereby promises to pay to the Holder (as such term is hereinafter defined), or such other Person (as such term is hereinafter defined) upon order of the Holder, on ___________________, 2003 (the "MATURITY DATE"), the principal sum of ______________ Dollars ($_________), as such sum may be adjusted pursuant to Article 3, and to pay interest thereon from the date of original issuance (or the most recent date on which an interest payment was made in full) at the rate of seven and one-half (7 1/2%) per annum (the "DEBENTURE INTEREST RATE"), until the Principal Amount (as such term is hereinafter defined) of this Debenture has been paid in full or duly and irrevocably provided for. Interest on the Principal Amount of this Debenture shall be paid in connection with each conversion and redemption of this Debenture in the manner provided for herein. All interest payable on the Principal Amount of this Debenture with respect to any portion of a calendar year shall be calculated on the basis of a 360-day year for the actual number of days elapsed. At the option of the Company, interest payable from time to time may be paid through the delivery of duly and validly authorized and issued, fully paid and non-assessable, freely tradeable shares of Common Stock (as such term is hereinafter defined) valued at the Conversion Price (as such term is hereinafter defined). The Common Stock to be delivered in lieu of cash interest payments shall be registered for resale in the Registration Statement (as such term is defined in the Registration Rights Agreement (as such term is hereinafter defined)) to be filed by the Company to register the Common Stock deliverable upon conversion of this Debenture and issuable upon exercise of the Warrants (as such term is hereinafter defined) as set forth in the Registration Rights Agreement. Notwithstanding the foregoing, until such Registration Statement has been declared effective under the Securities Act by the SEC (as such term is hereinafter defined), payment of interest on this Debenture shall be in cash.

                                   ARTICLE 1
                                   DEFINITIONS



Section 1.1 Definitions. The terms defined in this Article whenever used in this Debenture have the following respective meanings:

                           (1) "ADDITIONAL CAPITAL SHARES" has the meaning set
forth in Section 3.1(b).

                           (2) "AFFILIATE" has the meaning ascribed to such term
in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                           (3) "BANKRUPTCY CODE" means the United States
Bankruptcy Code of 1986, as amended (11 U.S.C. Section Section 101 et. seq.).

                           (4) "BUSINESS DAY" means a day other than Saturday,
Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                           (5) "CAPITAL SHARES" means the Common Stock and any
other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

                           (6) "CLOSING DATE" means October __, 2000.

                           (7) "COMMON SHARES" or "COMMON STOCK" means shares of
the Company's Common Stock, par value $0.01 per share.

                           (8) "COMMON STOCK ISSUED AT CONVERSION", when used
with reference to the securities deliverable upon conversion of this Debenture, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which this Debenture hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

                           (9) "COMPANY" means Advanced Optics Electronics,
Inc., a Nevada corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Company's assets or otherwise.

                           (10) "CONVERSION" or "CONVERSION" means the repayment
by the Company of the Principal Amount of this Debenture (and, to the extent the Company elects as permitted hereunder, accrued and unpaid interest thereon) by the delivery of Common Stock on the terms provided in Section 3.2), and "convert," "converted," "convertible" and like words shall have a corresponding meaning.

                           (11) "CONVERSION DATE" means any day on which all or
any portion of the Principal Amount of this Debenture is converted in accordance with the provisions hereof.

                           (12) "CONVERSION NOTICE" means a written notice of
conversion substantially in the form annexed hereto as Exhibit A.

                           (13) "CONVERSION PRICE" on any date of determination
means the applicable price for the conversion of this Debenture into Common Shares on such day as set forth in Section 3.1(a).

                           (14) "CURRENT MARKET PRICE" on any date of
determination means the closing bid price of a Common Share on such day as reported on OTCBB; provided that, if such security is not listed or admitted to trading on OTCBB, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP or a similar generally accepted reporting service, as the case may be.

                           (15) "DEBENTURE" or "DEBENTURES" means this 7 1/2%
Convertible Debenture due October __, 2003 of the Company or such other convertible debenture(s) exchanged therefor as provided in Section 2.1.

                           (16) "DEFAULT INTEREST RATE" shall be equal to the
Debenture Interest Rate plus an additional four percent (4%) per annum.

                           (17) "EVENT OF DEFAULT" has the meaning set forth in
Section 6.1.

                           (18) "HOLDER" means RFL Asset Management L.L.C., any
successor thereto, or any Person to whom this Debenture is subsequently transferred in accordance with the provisions hereof.

                           (19) "MARKET DISRUPTION EVENT" means any event that
results in a material suspension or limitation of trading of the Common Shares.

                           (20) "MARKET PRICE" per Common Share means the
average of the closing bid prices of the Common Shares as reported on OTCBB for the five (5) Trading Days on which the five (5) lowest closing bid prices are reported during the applicable Valuation Period, it being understood that such three (3) Trading Days need not be consecutive; provided that, if such security is not listed or admitted to trading on OTCBB, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid prices of the Common Shares on the over-the-counter market as reported by Bloomberg LP or a similar generally accepted reporting service, as the case may be, for the five (5) Trading Days on which the five (5) lowest closing bid prices are reported during the applicable Valuation Period, it being understood that such five (5) Trading Days need not be consecutive.

                           (21) "MAXIMUM RATE" has the meaning set forth in
Section 6.3.

                           (22) "OPTIONAL REDEMPTION DATE" has the meaning set
forth in Section 3.6.

                           (23) "OPTIONAL REDEMPTION NOTICE" has the meaning set
forth in Section 3.6.

                           (24) "OPTIONAL REDEMPTION PRICE" has the meaning set
forth in Section 3.6.

                           (25) "OTCBB" means the OTC Bulletin Board service of
the National Association of Securities Dealers, Inc.

                           (26) "OUTSTANDING" when used with reference to Common
Shares or Capital Shares (collectively, "Shares") means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Company or any Subsidiary of the Company shall not be deemed "Outstanding" for purposes hereof.

                           (27) "PERSON" means an individual, a corporation, a
partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                           (28) "PRINCIPAL AMOUNT" means, for any date of
calculation, the principal sum set forth in the first paragraph of this Debenture (but only such principal amount as to which the Holder has not theretofore furnished a Conversion Notice in compliance with Section 3.2).

                           (29) "REGISTRATION RIGHTS AGREEMENT" means that
certain Registration Rights Agreement dated as of March 8, 2000 by and between the Company and The Shaar Fund Ltd., [as amended by the ________ and the Securities Purchase Agreement].

                           (30) "SEC" means the United States Securities and
Exchange Commission.

                           (31) "SECURITIES ACT" means the Securities Act of
1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                           (32) "SECURITIES PURCHASE AGREEMENT" means that
certain Securities Purchase Agreement dated as of October __, 2000 by and between the Company and The Shaar Fund Ltd., as the same may be amended from time to time.

                           (33) "SUBSIDIARY" means any entity of which
securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

                           (34) "TRADING DAY" means any day on which (i)
purchases and sales of securities on the principal national security exchange or quotation system on which the Common Shares are traded are reported thereon, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, as reported by Bloomberg LP or a similar generally accepted reporting service, as the case may be, (ii) at least one bid for the trading of Common Shares is reported and (iii) no Market Disruption Event occurs.

                           (35) "VALUATION EVENT" has the meaning set forth in
Section 3.1(b).

                           (36) "VALUATION PERIOD" means the twenty (20) Trading
Day period immediately preceding the applicable Conversion Date.

                           (37) "WARRANTS" means the warrants to purchase Common
Stock issued by the Company to the Holder pursuant to the ___________, Securities Purchase Agreement and [____________].

         All references to "cash" or "$" herein means currency of the United States of America.

                                   ARTICLE 2
                             EXCHANGES AND TRANSFER

Section 2.1 Exchange and Registration of Transfer of Debentures. The Holder may, at its option, surrender this Debenture at the principal executive offices of the Company and receive in exchange therefor a Debenture or Debentures, each in the denomination of $10,000 or an integral multiple of $1,000 in excess thereof, dated as of the date of this Debenture (which shall accrue interest from the Closing Date or, if applicable, the most recent date on which an interest payment was made in full), and payable to such Person or order as may be designated by such Holder. The aggregate Principal Amount of the Debenture or Debentures exchanged in accordance with this Section 2.1 shall equal the aggregate unpaid Principal Amount of this Debenture as of the date of such surrender; provided, however, that upon any exchange pursuant to this Section
2.1 there shall be filed with the Company the name and address for all purposes hereof of the Holder or Holders of the Debenture or Debentures delivered in such exchange. This Debenture, when presented for registration of transfer or for exchange or conversion, shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed, by the Holder duly authorized in writing.

Section 2.2 Loss, Theft, Destruction of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid Principal Amount dated as of the date hereof (which shall accrue interest from the Closing Date or, if applicable, the most recent date on which an interest payment was made in full). This Debenture shall be held and owned upon the express condition that the provisions of this Section 2.2 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Debenture and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

Section 2.3 Who Deemed Absolute Owner. The Company may deem the Person in whose name this Debenture shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Debenture (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the Principal Amount of this Debenture, for the conversion of this Debenture and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effectual to satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid or the conversion or conversions so made.

Section 2.4 Repayment at Maturity. At the Maturity Date, the Company shall repay the outstanding Principal Amount of this Debenture in whole in cash at one hundred twenty-two and one-half percent (122.5%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the Maturity Date.

                                   ARTICLE 3
                             CONVERSION OF DEBENTURE

Section 3.1 Conversion; Conversion Price; Valuation Event.(a) At the option of the Holder, this Debenture may be converted, either in whole or in part, up to the full Principal Amount hereof (in increments of $10,000 in Principal Amount or any integral multiple of $1,000 in excess thereof, except that if a conversion covers the entire Principal Amount then outstanding, the Principal Amount need not be an integral multiple of $1,000) into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share), at any time and from time to time on any Business Day, subject to compliance with
Section 3.2. The number of Common Shares into which this Debenture may be converted is equal to (i) the Principal Amount of the Debenture being converted at the Conversion Date (plus any accrued and unpaid interest on the Debenture being converted through the Conversion Date) divided by (ii) the Conversion Price. The "CONVERSION PRICE" shall be equal to the lesser of (y) seventy-seven and one-half percent (77.5%) of the Market Price and (z) ________ Dollars and ______ Cents ($____) (the "Fixed Price"), provided that in the event that the Common Shares issued as a result of the conversion to which such Conversion Price relates are to be sold pursuant to Rule 144 promulgated under the Securities Act, the Conversion Price shall be equal to the lesser of (A) the Fixed Price or (B) fifty percent (50%) of the Market Price.

         (b) Within two (2) Business Days of the occurrence of a Valuation Event, the Company shall send notice of such occurrence to the Holder. Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, the Holder may convert some or all of this Debenture, at its sole option, at a Conversion Price equal to the Current Market Price on any Trading Day during the Valuation Period. For purposes of this
Section 3.1(b), a "VALUATION EVENT" shall mean an event in which the Company at any time takes any of the following actions:

                  (i) subdivides or combines its Capital Shares;

                  (ii) makes any distribution on its Capital Shares;

                  (iii) issues any additional Capital Shares (the "ADDITIONAL CAPITAL SHARES"), otherwise than as provided in clauses (i) and (ii) above, at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances, or without consideration, except for issuances under (A) employee benefit plans consistent with those presently in effect and (B) presently outstanding warrants, options or convertible securities; (iv) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares if the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Current Market Price in effect immediately prior to such issuance;

                  (v) issues any securities convertible into or exchangeable or exercisable for Additional Capital Shares if the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect immediately prior to such issuance;

                  (vi) announces or effects a Fundamental Corporate Change (as such term is hereinafter defined);

                  (vii) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in clauses (i) through (v) above) or

                  (viii) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the above clauses (i) through (vii), inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of this Debenture or is reasonably likely to result in a decrease in the Market Price.

Section 3.2 Exercise of Conversion Privilege.

         (a) Conversion of this Debenture may be exercised, in whole or in part, on any Business Day by the Holder by telecopying an executed and completed Conversion Notice to the Company. Each date on which a Conversion Notice is telecopied to the Company in accordance with the provisions of this Section 3.2 shall constitute a Conversion Date. The Company shall convert this Debenture and issue the Common Stock Issued at Conversion in the manner provided below in this
Section 3.2, and all voting and other rights associated with the beneficial ownership of the Common Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver this Debenture by express courier within thirty (30) days following the date on which the telecopied Conversion Notice has been transmitted to the Company. Upon surrender for conversion, this Debenture shall be accompanied by a proper assignment hereof to the Company or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than three (3) Business Days after the Company's receipt of such Conversion Notice, the Company shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this Article 3 and (ii) cause to be mailed for delivery by overnight courier to the Holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 3.3, in respect of any fraction of a Common Share deliverable upon such conversion and
(z) cash or, to the extent permitted hereunder, shares of Common Stock representing the amount of accrued and unpaid interest on this Debenture as of the Conversion Date.

Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of the Holder of this Debenture, as such (except if and to the extent that any Principal Amount thereof remains unconverted), shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby, and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 3.4), to surrender this Debenture and to release the Company from all liability thereon (except if and to the extent that any Principal Amount thereof remains unconverted). No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

         (b) If, at any time after the date of this Debenture, (i) the Company challenges, disputes or denies the right of the Holder hereof to effect the conversion of this Debenture into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 3.2 or
(ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or legal proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of this Debenture into Common Shares, then the Holder shall have the right, by written notice to the Company, to require the Company to promptly redeem this Debenture for cash at one hundred and thirty-five percent (135%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of redemption. Under any of the circumstances set forth above, the Company shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in defending itself in any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

         (c) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the Holder's conversion privilege. The Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the conversion of this Debenture. The Company agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

Section 3.3 Fractional Shares. No fractional Common Shares or scrip representing fractional Common Shares shall be delivered upon conversion of this Debenture. Instead of any fractional Common Shares which otherwise would be delivered upon conversion of this Debenture, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by the Current Market Price on the Conversion Date. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

Section 3.4 Adjustments. The Conversion Price and the number of shares deliverable upon conversion of this Debenture are subject to adjustment from time to time as follows:

                           (1) Issuance of Securities. If at any time while this
Debenture, or any portion thereof, is outstanding the Company issues and sells pursuant to an exemption from registration under the Securities Act (A) Common Shares at a purchase price that is lower than the Conversion Price on the date of issuance of such Common Shares, (B) warrants or options with an exercise price on the date of issuance thereof that is lower than the Conversion Price for the Holder on such date, except for warrants or options issued pursuant to employee stock option agreements or stock incentive agreements of the Company or
(C) convertible, exchangeable or exercisable securities with a right to exchange at lower than the Current Market Price on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, except for stock option agreements or stock incentive agreements, then the Conversion Price shall be reduced to equal the lowest of any such purchase price, exercise price or exchange price, and the number of shares of Common Stock into which this Debenture is convertible pursuant to Section 3.1(a) shall be correspondingly adjusted. After such reduction, the Conversion Price shall never exceed the Conversion Price as so reduced, in spite of any subsequent increase in the Market Price.

                           (2) Reclassification, Etc. In case the Company shall
reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Company), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (each, a "FUNDAMENTAL CORPORATE CHANGE") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY") are to be received by or distributed to the holders of Common Stock of the Company, then the Holder of this Debenture shall have the right thereafter, at its sole option, to (x) require the Company to prepay this Debenture for cash at one hundred twenty-two and one-half percent (122.5%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment, (y) receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such the outstanding portion of this Debenture may be converted at the Conversion Price applicable immediately prior to such Fundamental Corporate Change or (z) require the Company, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to the Holder a debenture with substantial identical rights, privileges, powers, restrictions and other terms as this Debenture in an amount equal to the amount outstanding under this Debenture immediately prior to such Fundamental Corporate Change. For purposes hereof, "COMMON STOCK OF THE SUCCESSOR OR ACQUIRING CORPORATION" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to prepayment and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

                           (3) Spin-offs. Notwithstanding anything to the
contrary herein, if at any time the Company shall "spin-off" certain of its assets or businesses by transferring, directly or indirectly, such assets or businesses to a Subsidiary ("SPINCO") and making a dividend ("SPIN-OFF DIVIDEND") to the Company's stockholders of the shares of capital stock of Spinco, then prior to making such Spin-off Dividend, the Company shall cause Spinco to issue to each Holder a debenture, with substantially identical terms as this Debenture, in an amount equal to the amount outstanding under this Debenture immediately prior to such Spin-off Dividend.

Section 3.5 Certain Conversion Limits.

                           (1) Notwithstanding anything herein to the contrary,
the Holder shall not have the right, and the Company shall not have the obligation, to convert all or any portion of this Debenture (and the Company shall not have the right to pay interest on this Debenture in shares of Common Stock) if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of interest) would result in the Holder being deemed the "BENEFICIAL OWNER" of more than five percent (5%) of the then Outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than five percent (5%) of the then Outstanding shares of Common Stock, then the Company shall prepay this Debenture in part, in such Principal Amount as is necessary to cause such Holder to be deemed the beneficial owner of not more than five percent (5%) of the then Outstanding shares of Common Stock. Such prepayment shall be for cash at a prepayment price of one hundred twenty-two and one-half percent (122.5%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment.

                           (2) Notwithstanding anything herein to the contrary,
if and to the extent that, on any date (the "SECTION 16 DETERMINATION DATE"), the holding by the Holder of this Debenture would result in the Holder's becoming subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of being deemed the "BENEFICIAL OWNER" of more than ten percent (10%) of the then Outstanding shares of Common Stock, then the Holder shall not have the right, and the Company shall not have the obligation, to convert any portion of this Debenture (the "SECTION 16 PREPAYMENT PORTION") as shall cause such Holder to be deemed the beneficial owner of more than ten percent (10%) of the then Outstanding shares of Common Stock during the period ending sixty (60) days after the Section 16 Determination Date. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than ten percent (10%) of the then Outstanding shares of Common Stock for the purposes of such Section 16(b), then the Company shall prepay the Section 16 Prepayment Portion. Upon such determination by a court of competent jurisdiction, the Holder shall have no interest in or rights under such Section 16 Prepayment Portion. Any and all interest paid on or prior to the date of such determination shall be deemed interest paid on the remaining portion of this Debenture held by the Holder. Such prepayment shall be for cash at a prepayment price of one hundred twenty-two and one-half percent (122.5%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment.

                           (3) Unless the Company shall have obtained the
approval of its voting stockholders to such issuance in accordance with the rules of any stock market with which the Company shall be required to comply, but only to the extent required thereby, the Company shall not issue shares of Common Stock (i) upon conversion of this Debenture or (ii) as a payment of interest on this Debenture, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Company (x) upon conversion of a portion of this Debenture, (y) upon exercise of the Warrants and
(z) in payment of interest on this Debenture would equal or exceed twenty percent (20%) of the number of Common Shares which were issued and outstanding on the Closing Date (the "MAXIMUM ISSUANCE AMOUNT"). In the event that a properly executed Conversion Notice is received by the Company which would require the Company to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Company shall honor such conversion request by (a) converting the portion of the Debenture stated in the Conversion Notice which is not in excess of the Maximum Issuance Amount and (b) prepaying the remaining portion of the Debenture stated in the Conversion Notice in cash at a prepayment price of one hundred twenty-two and one-half percent (122.5%) of the Principal Amount of the remaining portion of this Debenture, together with all accrued and unpaid dividends on the total portion of this Debenture stated in the Conversion Notice to the date of prepayment. In the event the Company shall elect to pay interest in shares of Common Stock which would require the Company to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Company shall pay such interest by (y) issuing a number of shares of Common Stock equal to one share less than the Maximum Issuance Amount and (z) paying the balance due on such interest payment in cash.

Section 3.6 Optional Redemption. Subject to Section 3.7, the Company may redeem this Debenture in whole or in part at a cash redemption price ("OPTIONAL REDEMPTION PRICE") equal to one hundred twenty-two and one-half percent (122.5%) of the Principal Amount of this Debenture subject to such redemption, together with all accrued and unpaid interest thereon to the date of redemption ("OPTIONAL REDEMPTION DATE"); provided that the (y) Current Market Price on the Trading Day the notice ("OPTIONAL REDEMPTION NOTICE") provided for in Section
3.7 (which may not be conditional) is given is less than the Conversion Price on the date such Trading Day and (z) Company has good and clear funds for payment of the Optional Redemption Price covered by such notice in a bank account controlled by the Company; provided, further, however, that in the event such redemption is to be made simultaneously with the closing of a public offering of securities of the Company, the Company may send an Optional Redemption Notice even if it does not have such good and clear funds. Notwithstanding its receipt of an Optional Redemption Notice, the Holder upon receipt of such notice shall have the right to convert up to fifty percent (50%) of the Principal Amount of this Debenture covered by such notice at the Conversion Price by delivery of a Conversion Notice to the Company in accordance with Section 3.2 at any time prior to the Optional Redemption Date to which such Optional Redemption Notice relates.

Section 3.7 Notice of Redemption. Each Optional Redemption Notice shall be provided by the Company to the Holder in writing at the Holder's last address appearing in the Company's security registry, not less than thirty (30) Business Days prior to the Optional Redemption Date to which such notice relates and not more than forty-five (45) Business Days prior to such Optional Redemption Date, which notice shall be in substantially the form of Exhibit B hereto, specify the Optional Redemption Date, the Principal Amount of this Debenture being redeemed, and refer to Section 3.6 (including a statement of the Optional Redemption Price) and this Section 3.7.

Section 3.8 Surrender of Debentures. Upon any redemption of this Debenture pursuant to Sections 3.2, 3.5, 3.6 or 6.2, or upon maturity pursuant to Section 2.4, the Holder shall either deliver this Debenture by hand to the Company at its principal executive offices or surrender the same to the Company at such address by nationally recognized overnight courier. Payment of the redemption price or the amount due on maturity specified in Section 2.4, shall be made by the Company to the Holder against receipt of this Debenture (as provided in this Section 3.8) by wire transfer of immediately available funds to such account(s) as the Holder shall specify by written notice to the Company. If payment of such redemption price is not made in full by the redemption date, or the amount due on maturity is not paid in full by the Maturity Date, the Holder shall again have the right to convert this Debenture as provided in Article 3 hereof or to declare an Event of Default.

                                   ARTICLE 4
                        STATUS; RESTRICTIONS ON TRANSFER

Section 4.1 Status of Debenture. This Debenture is an unsecured obligation of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforceability, to general principles of equity and to principles of bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and remedies generally.

Section 4.2 Restrictions on Transfer. This Debenture, and any Common Shares deliverable upon the conversion hereof, have not been registered under the Securities Act. The Holder by accepting this Debenture agrees that this Debenture and the shares of Common Stock to be acquired as interest on and upon conversion of this Debenture may not be assigned or otherwise transferred unless and until (i) the Company has received the opinion of counsel for the Holder that this Debenture or such shares may be sold pursuant to an exemption from registration under the Securities Act or (ii) a registration statement relating to this Debenture or such shares has been filed by the Company and declared effective by the SEC. Each certificate for shares of Common Stock deliverable hereunder shall bear a legend as follows unless and until such securities have been sold pursuant to an effective registration statement under the Securities Act:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act in respect of which the issuer of this certificate has received an opinion of counsel satisfactory to the issuer of this certificate to such effect. Copies of the agreement covering both the purchase of the securities and restrictions on their transfer may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the issuer of this certificate at the principal executive offices of the issuer of this certificate."

                                   ARTICLE 5
                                    COVENANTS

Section 5.1 Conversion. The Company shall, not later than three (3) Business Days after the Company's receipt of a Conversion Notice, issue and deliver to the Holder the requisite shares of Common Stock Issued at Conversion.

Section 5.2 Notice of Default. If any one or more events occur which constitute or which, with notice, lapse of time, or both, would constitute an Event of Default, the Company shall forthwith give notice to the Holder, specifying the nature and status of the Event of Default or such other event(s), as the case may be.

Section 5.3 Payment of Obligations. So long as this Debenture shall be outstanding, the Company shall pay, extend, or discharge at or before maturity, all its respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

Section 5.4 Compliance with Laws. So long as this Debenture shall be outstanding, the Company shall comply with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities, except for such noncompliance which would not have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries.

Section 5.5 Inspection of Property, Books and Records. So long as this Debenture shall be outstanding, the Company shall keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities and shall permit representatives of the Holder at the Holder's expense to visit and inspect any of its respective properties, to examine and make abstracts from any of its respective books and records, not reasonably deemed confidential by the Company, and to discuss its respective affairs, finances and accounts with its respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

                                   ARTICLE 6
                                    REMEDIES

Section 6.1 Events of Default. "EVENT OF DEFAULT" wherever used herein means any one of the following events:

                           (1) the Company shall default in the payment of
principal of or interest on this Debenture as and when the same shall be due and payable and, in the case of an interest payment default, such default shall continue for three (3) Business Days after the date such interest payment was due, or the Company shall fail to perform or observe in any other covenant, agreement, term, provision, undertaking or commitment under this Debenture, the Warrants, the Securities Purchase Agreement, the ________ or the Registration Rights Agreement and such default shall continue for a period of ten (10) Business Days after the delivery to the Company of written notice that the Company is in default hereunder or thereunder;

                           (2) any of the representations or warranties made by
the Company herein, in the Securities Purchase Agreement, the ________, the Warrants, the Registration Rights Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture, the Warrants, the Securities Purchase Agreement, the _______ or the Registration Rights Agreement shall be false or misleading on the Closing Date;

                           (3) under the laws of any jurisdiction not otherwise
covered by clauses (iv) and (v) below, the Company or any Subsidiary (A) becomes insolvent or generally not able to pay its debts as they become due, (B) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (C) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent,
(y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar or it or for any substantial part of its properties and assets, and in the case of any such official proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of sixty (60) calendar days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs or (D) takes any corporate action to authorize any of the above actions;

                           (4) the entry of a decree or order by a court having
jurisdiction in the premises adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and any such decree or order continues and is unstayed and in effect for a period of sixty (60) calendar days;

                           (5) the institution by the Company or any Subsidiary
of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as and when they become due, or the taking of corporate action by the Company in furtherance of any such action;

                           (6) a final judgment or final judgments for the
payment of money shall have been entered by any court or courts of competent jurisdiction against the Company and remains undischarged for a period (during which execution shall be effectively stayed) of thirty (30) days, provided that the aggregate amount of all such judgments at any time outstanding (to the extent not paid or to be paid, as evidenced by a written communication to that effect from the applicable insurer, by insurance) exceeds One Hundred Thousand Dollars ($100,000);

                           (7) it becomes unlawful for the Company to perform or
comply with its obligations under this Debenture, the Warrants, the Securities Purchase Agreement, the ______ or the Registration Rights Agreement in any respect;

                           (8) the Common Shares shall be delisted from the
OTCBB (the "TRADING MARKET" or, to the extent the Company becomes eligible to list its Common Stock on any national security exchange or other quotation system, upon official notice of listing on any such exchange or system, as the case may be, it shall be the "TRADING MARKET") or suspended from trading on the Trading Market, and shall not be reinstated, relisted or such suspension lifted, as the case may be, within five (5) days or

                           (9) the Company shall default (giving effect to any
applicable grace period) in the payment of principal or interest as and when the same shall become due and payable, under any indebtedness, individually or in the aggregate, of more than One Hundred Thousand Dollars ($100,000).

Section 6.2 Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing, then and in every such case the Holder may, by a notice in writing to the Company, rescind any outstanding Conversion Notice and declare that all amounts owing or otherwise outstanding under this Debenture are immediately due and payable and upon any such declaration this Debenture shall become immediately due and payable in cash at a price of one hundred twenty-two and one-half percent (122.5%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of payment; provided, however, in the case of any Event of Default described in clauses
(iii), (iv), (v) or (vii) of Section 6.1, such amount automatically shall become immediately due and payable without the necessity of any notice or declaration as aforesaid.

Section 6.3 Default Interest Rate.

         (a) If any portion of the principal of or interest on this Debenture shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such principal of and interest on the Debenture which is due and owing but not paid shall, without limiting the Holder's rights under this Debenture, bear interest at the Default Interest Rate until paid in full.

         (b) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate as provided for herein shall exceed the maximum lawful rate which may be contracted for, charged, taken or received by the Holder in accordance with applicable laws of the State of New York (the "MAXIMUM RATE"), the rate of interest applicable to this Debenture shall be limited to the Maximum Rate.

Section 6.4 Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

                                   ARTICLE 7
                                  MISCELLANEOUS

Section 7.1 Notice of Certain Events. In the case of the occurrence of any event described in Section 3.1(b) or 3.4 of this Debenture, the Company shall cause to be mailed to the Holder of this Debenture at its last address as it appears in the Company's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days' notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice thereof, including, if applicable, a statement of (y) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (z) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

Section 7.2 Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Debenture. Upon any transfer of this Debenture in accordance with Articles 2 and 4 hereof, the Company shall register such transfer on the Debenture register.

Section 7.3 Withholding. To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to this Debenture.

Section 7.4 Transmittal of Notices. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

                           (1) if to the Company, to:

                               Advanced Optics Electronics, Inc.
                               8301 Washington NE, Suite 5
                               Albuquerque, New Mexico 87113
                               Attention:        Leslie S. Robins
                               Telecopier:       505.858.1871
                               Telephone:        505.797.7878



                               with a copy to:



                               Kirkpatrick & Lockhart LLP
                               9100 Wilshire Boulevard
                               Beverly Hills, California 90212
                               Attention:        Leib Orlanski
                               Telecopier:       310.274.8293
                               Telephone:        310.273.1870



                           (2) if to the Holder, to the address of such Holder
as shown on the books of the Company.



Each of the Holder or the Company may change the foregoing address by notice given pursuant to this Section 7.4.

Section 7.5 Governing Law. THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES). WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS DEBENTURE, THE COMPANY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE

BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SUBJECT TO APPLICABLE LAW, THE COMPANY AGREES THAT FINAL JUDGMENT AGAINST IT IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH JUDGMENT SHALL BE CONCLUSIVE EVIDENCE THEREOF AND THE AMOUNT OF ITS INDEBTEDNESS, OR BY SUCH OTHER MEANS PROVIDED BY LAW.

Section 7.6 Headings. The headings of the Articles and Sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

Section 7.7 Payment Dates. Whenever any payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 7.8 Binding Effect. Each Holder by accepting this Debenture agrees to be bound by and comply with the terms and provisions of this Debenture.

Section 7.9 No Stockholder Rights. Except as otherwise provided herein, this Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK.

                          NEXT PAGE IS SIGNATURE PAGE.]

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer on the date of this Debenture.



Advanced Optics Electronics,  Inc.







By:
   ------------------------------------------
       Name:      Leslie S. Robins
       Title:     Executive Vice President

                                    EXHIBIT A

                           [FORM OF CONVERSION NOTICE]



TO:      Advanced Optics Electronics, Inc.
8301 Washington NE, Suite 5
Albuquerque, New Mexico 87113
Attn:    Corporate Secretary

The undersigned owner of this 7 1/2% Convertible Debenture due October __, 2003 (the "Debenture") issued by Advanced Optics Electronics, Inc. (the "Company") hereby irrevocably exercises its option to convert $__________ Principal Amount of the Debenture into shares of Common Stock in accordance with the terms of the Debenture. The undersigned hereby instructs the Company to convert the portion of the Debenture specified above into shares of Common Stock Issued at Conversion in accordance with the provisions of Article 3 of the Debenture. The undersigned directs that the Common Stock and certificates therefor deliverable upon conversion, the Debenture reissued in the Principal Amount not being surrendered for conversion hereby, the check or shares of Common Stock in payment of the accrued and unpaid interest thereon to the date of this Notice, together with any check in payment for fractional Common Stock, be registered in the name of and/or delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Debenture. The conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Principal Amount of the Debenture set forth above shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be registered shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time:



--------------------------------------------
Signature
Fill in for registration of Debenture:



Please print name and address

(including ZIP code number):

------------------------------

------------------------------

------------------------------

                                    EXHIBIT B

                       [FORM OF COMPANY REDEMPTION NOTICE]





Dated:



TO:      [Holder]

[Address]





Advanced Optics Electronics, Inc. (the "Company") hereby irrevocably exercises its option to redeem $__________ Principal Amount of the 7 1/2% Convertible Debenture due October __, 2003 issued by the Company (the "Debenture"), at a redemption price of $__________ and of accrued and unpaid interest thereon, in accordance with the terms of the Debenture. The undersigned hereby instructs the Holder to surrender the portion of the Debenture specified above in accordance with the provisions of Section 3.8 of the Debenture. Upon receipt of such surrendered Debenture, the Company shall deliver the Debenture reissued in the Principal Amount, if any, not being called for redemption hereby, together with the check in payment of the redemption price and for fractional Common Stock, such reissued Debenture to be issued in your name and delivered to you or issued in the name of such other Person as you may designate and delivered to such other Person. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Debenture.



Very truly yours,



Advanced Optics Electronics, Inc.







                             By:
                                -----------------------------------
                                   Name:
                                   Title:

                                     ANNEX A
                                 FORM OF OPINION



         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company owns or leases properties or conducts business, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect, and has all requisite corporate power and authority to own its properties and conduct its business as described in the Commission Filings.

         2. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock.

         3. When delivered to you or upon your order against payment of the agreed consideration therefor in accordance with the provisions of the Agreement, each of the Debenture, Supplemental Debenture and Supplemental Warrant will be duly authorized and validly issued, fully paid and nonassessable, and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

         4. The Company has the requisite corporate power and authority to enter into the Agreement and to sell and deliver the Debenture, Supplemental Debenture and Supplemental Warrant as described in the Agreement; each of the Agreement, Debenture, Supplemental Debenture and Supplemental Warrant has been duly and validly authorized by all necessary corporate action by the Company; each of the Agreement, Debenture, Supplemental Debenture and Supplemental Warrant has been, or upon issuance will be, duly and validly executed and delivered by and on behalf of the Company, and is, or upon issuance will be, a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally.

         5. The execution and delivery by the Company of the Agreement, the issuance of the Debenture, Supplemental Debenture and Supplemental Warrant, and the consummation by the Company of the other transactions contemplated thereby do not, and compliance with the provisions of the Agreement, Debenture, Supplemental Debenture and Supplemental Warrant will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Articles of Incorporation or By-Laws of the Company, in each case as amended to the date of the Agreement, or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or permit known to us and applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) any law (including, without limitation, any usury law) applicable to, or, to the best of our knowledge, any judgment, decree or order of any court or government body having jurisdiction over, the Company or any of its subsidiaries or any of their respective properties or assets. To the best of our knowledge, no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its properties or assets is required for the execution, delivery and performance by the Company of the Agreement, Debenture, Supplemental Debenture and Supplemental Warrant or the consummation by the Company of the transactions contemplated thereby.

         6. The shares of Common Stock underlying the Debenture, Supplemental Debenture and

Supplemental Warrant, upon issuance and, in the case of the Supplemental Warrant, payment of any required consideration in connection with the exercise thereof, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

         7. Based on Buyer's representations contained in the Agreement, the offer and sale of the Debenture, Supplemental Debenture and Supplemental Warrant are exempt from the registration requirements of the Securities Act.

         8. To the best of our knowledge, other than as described in the Commission Filings and the Agreement, there are no outstanding options, warrants or other securities exercisable or convertible into Common Stock of the Company.

         9. There is no action, suit, claim, inquiry or investigation pending or, to the best of our knowledge, threatened by or before any court or public or governmental authority which, if determined adversely to the Company, would have a Material Adverse Effect.

         10. Neither the Company nor any of its subsidiaries is, or will be after the consummation of the transactions contemplated by the Agreement and the use of the proceeds from the sale of the Supplemental Debenture and Supplemental Warrant, an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                                   SCHEDULE I



Account Name:              Advanced Optics Electronics

Account Number:            1060397536

Bank Name:                 Wells Fargo Bank, N.A.

Bank ABA Number:           107002192

Bank Address:              Indian School at Eubank

Officer:                   Arlene Carol